                                                                    EXHIBIT 12.1

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)

                                                                                                    Nine months ended
                                                         Year ended December 31,                       September 30,
                                             ---------------------------------------------------  -------------------------
                                                                                         1996                       1997
                                             1992     1993     1994    1995     1996   pro-forma   1996     1997  pro-forma
                                             ----   -------   -----   ------   ------   -------   ------   ------   ------
Earnings (loss) before income taxes . . . .  $154   $(2,343)  $(257)  $1,011   $2,657   $(4,247)  $1,045   $4,377   $1,794
Add: fixed charges  . . . . . . . . . . . .   529       460     756      791    1,230    10,091      779    1,290    7,307
                                             ----   -------   -----   ------   ------   -------   ------   ------   ------
Earnings as adjusted  . . . . . . . . . . .  $683   $(1,883)  $ 499   $1,802   $3,887   $ 5,844   $1,824   $5,667   $9,101
                                             ====   =======   =====   ======   ======   =======   ======   ======   ======

Fixed Charges:

  Interest expense  . . . . . . . . . . . .  $101   $   359   $ 186   $  247   $  829   $ 9,649   $  380   $1,280   $7,258
  Interest portion of rental expense(2) . .   428       101     570      544      401       442      399       10       49
                                             ----   -------   -----   ------   ------   -------   ------   ------   ------
                                             $529   $   460   $ 756   $  791   $1,230   $10,091   $  779   $1,290   $7,307
                                             ====   =======   =====   ======   ======   =======   ======   ======   ======

Ratio of earnings to fixed charges(1) . . .  1.29x    (4.09)x  0.66x    2.28x    3.16x     0.58x    2.34x    4.39x    1.25x
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(1) Earnings were inadequate to cover fixed charges for the years ended December
    31, 1993 and 1994 by $2.3 million and $257 and on a pro-forma basis for the year ended December 31, 1996 by $4.2 million.

(2) The interest factor of rental expense is estimated at one-third of total rental expense, which the Company believes to be a reasonable approximation.